Exhibit 10.17

SECURED PROMISSORY NOTE

Granite Bay, California
$100,000	September 25, 2006

This Secured Promissory Note (this "Note") is made and delivered pursuant to that certain Credit Facility Agreement dated as of September 19, 2006 between Solar Power, Inc., a California corporation (“Borrower”) and Welund Fund, Inc., a Nevada corporation (“Lender” or “Holder”), as such may be amended from time to time (the "Credit Agreement"). Unless otherwise defined herein, all capitalized terms used in this Note shall have the same meanings that are given to such terms in the Credit Agreement, the terms of which are incorporated into this Note by reference.

1.  Obligation. The Borrower hereby promises to pay to the order of Lender or Holder on or before the Maturity Date, at Lender's principal place of business, or at such other place as Holder may direct, the principal sum of One hundred thousand Dollars ($100,000.00) or so much thereof as may be advanced and outstanding, together with all interest accrued on unpaid principal, to be computed on each Advance from the date of its disbursement to Borrower, at a rate equal to eight percent (8%) simple interest per annum, as provided in the Credit Agreement. The outstanding principal amount of this Note, together with accrued interest thereon, shall be due and payable in full on the Maturity Date. The outstanding unpaid principal balance of this Note at any time shall be the total principal amounts advanced hereunder by Holder less the amounts of payments of principal made hereon by Borrower, which balance may be endorsed hereon from time to time by Holder in accordance with Section 2.

2.  Recording Advances and Payments. Holder is authorized to record on Schedule A hereto, and on any continuation(s) of such Schedule that may be attached to this Note: (a) the date and principal amount of each Advance by Lender under the Credit Agreement; and (b) the date and amount of each payment or prepayment of principal and/or accrued interest of any Advance; which recordation will constitute prima facie evidence of the accuracy of the information so endorsed on Schedule A; provided however, that any failure to record such information on such Schedule or continuation thereof will not in any manner affect the obligations of Borrower to make payments of principal and interest in accordance with the terms of this Note. Holder will promptly provide Borrower with a copy of each recordation made by Holder on Schedule A attached hereto.

3.   Security. This Note is subject to a Security Agreement executed September 19 2006 between Lender as the Secured party and Borrower as Debtor.

4.  Prepayment. Prepayment of unpaid principal and/or interest due under this Note may be made at any time without penalty as specified in the Credit Agreement. Unless otherwise agreed in writing by Holder, all payments will be made in lawful tender of the United States and will be applied (a) first, to the payment of accrued interest, and (b) second, (to the extent that the amount of such prepayment exceeds the amount of all such accrued interest), to the payment of principal.

5.  Default, Acceleration of Obligation. Borrower will be deemed to be in default under this Note and the outstanding unpaid principal balance of this Note, together with all interest accrued thereon, will immediately become due and payable in full, without the need for any further action on the part of Holder, upon the occurrence of any Event of Default (as defined in the Credit Agreement or the Security Agreement) not otherwise remedied pursuant to the terms of the Credit Agreement or the Security Agreement.

6.  Remedies on Default; Acceleration. Upon any Event of Default, Holder will have, in addition to its rights and remedies under this Note, the Credit Agreement and Security Agreement, full recourse against any real, personal, tangible or intangible assets of Borrower, and may pursue any legal or equitable remedies that are available to Holder, and may declare the entire unpaid principal amount of this Note and all unpaid accrued interest under this Note to be immediately due and payable in full.

7.  Waiver and Amendment. Any provision of this Note may be amended or modified only by a writing signed by both Borrower and Holder. Except as provided below with respect to waivers by Borrower, no waiver or consent with respect to this Note will be binding or effective unless it is set forth in writing and signed by the party against whom such waiver is asserted. No course of dealing between Borrower and Holder will operate as a waiver or modification of any party's rights or obligations under this Note. No delay or failure on the part of either party in exercising any right or remedy under this Note will operate as a waiver of such right or any other right. A waiver given on one occasion will not be construed as a bar to, or as a waiver of, any right or remedy on any future occasion.

8.  Waiver of Borrower. Borrower hereby waives presentment, notice of non-payment, notice of dishonor, protest, demand and diligence. This Note may be amended only by a writing executed by Borrower and Holder.

9.  Governing Law. This Note will be governed by and construed in accordance with the internal laws of the State of California as applied to agreements between residents thereof to be performed entirely within such State, without reference to that body of law relating to conflict of laws or choice of law.

10.         Severability; Headings. The invalidity or unenforceability of any term or provision of this Note will not affect the validity or enforceability of any other term or provision hereof. The headings in this Note are for convenience of reference only and will not alter or otherwise affect the meaning of this Note.

11.         Jurisdiction; Venue. Borrower, by its execution of this Note, hereby irrevocably submits to the in personal jurisdiction of the state courts of the State of California and of the United States District Court for the Northern District of California that are located in Sacramento, California, for the purpose of any suit, action or other proceeding arising out of or based upon this Note.

12.         Assignment. This Note is not assignable by Holder without the written consent of Borrower. This Note may not be assigned or delegated by Borrower, whether by voluntary assignment or transfer, operation of law, merger or otherwise.

13.         Credit Agreement and Security Agreement. This Note incorporates by reference all the provisions of the Credit Agreement and the Security Agreement, including but not limited to all provisions contained therein with respect to Events of Default, waivers, remedies and covenants, and the description of the benefits, rights and obligations of each of Borrower and Holder under the Credit Agreement and the Security Agreement.

IN WITNESS WHEREOF, the Borrower has executed and delivered this Note effective as of the date first above written.

SOLAR POWER, INC.

/s/ Glenn Carnahan
Glenn Carnahan, Chief Financial Officer

SCHEDULE A

LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Amount of Principal Repaid	Notation Made By